Exhibit 99.1

<Akesis Letterhead>

FOR IMMEDIATE RELEASE

Contact:	Bob Giargiari
GPR GLOBAL
(619) 884-4410

AKESIS PHARMACEUTICALS ANNOUNCES PRIVATE PLACEMENT

SAN DIEGO, April 4, 2006 – Akesis Pharmaceuticals, Inc. (AKES.OB) today announced that it entered into a Common Stock and Warrant Purchase Agreement on March 31, 2006 with certain accredited investors and has consummated an initial closing for gross proceeds of $150,000.

Under the Purchase Agreement, Akesis is authorized to sell up to 250,000 shares of Common Stock at a purchase price of $2.00 per share and issue warrants to purchase up to 125,000 shares of Common Stock. For each two shares of Common Stock purchased, each investor will receive a warrant to purchase one share of Common Stock at an exercise price of $3.00 per share. The warrants are exercisable for a period of three years following the initial closing date.

The majority of shares sold in the initial closing were purchased by Akesis Board members Kevin J. Kinsella and John F. Steel, IV. Akesis may sell the remainder of the shares and issue the remainder of the warrants pursuant to the Purchase Agreement through April 14, 2006.

“I am pleased to participate in this financing to support the continued development of Akesis’ product portfolio,” remarked Kevin J. Kinsella. “The company’s proprietary formulations represent a significant potential advancement in the control of blood glucose levels in patients with type 2 diabetes, which is becoming a worldwide epidemic.”

The securities were offered to accredited investors. All the shares and warrant issuances under the Purchase Agreement were exempt from registration by virtue of Section 4(2) of the Securities Act of 1933, as amended. This press release does not constitute an offer to sell or the solicitation of an offer to buy shares or warrants.

About Akesis:

Akesis is a pharmaceutical company with a portfolio of innovative prospective treatment formulations for diabetes and other related metabolic disorders. The company has intellectual property for both prescription and over-the-counter treatments, which uniquely combine anti-diabetic trace minerals with all classes of diabetes oral agents. These treatments have demonstrated utility in lowering and controlling blood glucose levels in patients with type 2 diabetes. Blood sugar control via oral drugs represents a multi billion-dollar industry in the United States. For more information about Akesis, please visit the company’s Web site at www.akesis.com.

Note regarding forward-looking statements: This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the “Act”).

Akesis Pharmaceuticals disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, any statements relating to additional sales/issuances of shares and warrants in connection with the financing, the potential advance in healthcare represented by the company’s proprietary formulations, conclusions regarding the threat posed by diabetes, and the demonstrated utility of the company’s formulations. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to the inability to raise additional capital, difficulties or delays in development, testing, regulatory approval, production and marketing of the company’s drug candidates, unexpected adverse side effects or inadequate therapeutic efficacy of the company’s drug candidates that could slow or prevent clinical development, product approval or market acceptance (including the risk that current and past results of clinical trials are not necessarily indicative of future results of clinical trials). For additional information about risks and uncertainties Akesis faces, see documents Akesis files with the Securities and Exchange Commission, including the report on Form 10-K for the fiscal year ended December 31, 2005, and all our quarterly and other periodic SEC filings. Akesis has not yet submitted any formulations to the Food and Drug Administration for review. The FDA has not made any determinations with regard to Akesis’ proposed formulations. Akesis does not, at this time, manufacture, or offer products for sale.